Exhibit 99.1

May 11, 2006 For Immediate Release

Media Contact:	Investor Contact:

Mary Anne Petrillo	Jane A. Freeman
Director of Marketing	Senior Vice President and CFO
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-2218	(510) 625-2281
mpetrillo@scilearn.com	investorrelations@scilearn.com

Scientific Learning Reports First Quarter Results
Revenue of $7.8 Million

Oakland, CA, May 11, 2006 - Scientific Learning (NASDAQ: SCIL) today announced its revenue for the quarter ended March 31, 2006 was $7.8 million, compared to $10.2 million for the quarter ended March 31, 2005, a decline of 24%.

“From an operating perspective, the first quarter was excellent. K-12 booked sales increased 48% as our increased sales capacity began to produce along with our veteran account managers,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “One of our key indicators of the traction we are making in the market is our ability to make multiple site sales, which are typically transactions over $100,000. In the first quarter, we had eighteen sales over $100,000, compared to ten in the first quarter of 2005.”

“As expected, revenue for the first quarter declined year over year. This is consistent with our guidance for difficult revenue comparisons through most of 2006. Product revenue in 2005 benefited strongly from transactions made in prior years. The impact of prior period transactions on revenue is much smaller in 2006,” stated Mr. Bowen. “The decline in product revenue also had a negative impact on gross margins.”

Gross margins were 72% in the first quarter of 2006, compared to 82% in the same quarter of 2005.

“As expected, gross margins declined in the first quarter, primarily due to the lower proportion of high-margin product in the mix. In addition, we are investing in our service organization to make sure we are prepared to implement the strong booked sales growth in the first quarter as well as support our robust sales pipeline,” said Mr. Bowen.

Operating expenses in the first quarter of 2006 increased 10% and totaled $8.0 million, compared to $7.2 million in the first quarter of 2005. The major factors were the implementation of FAS 123R for stock-based compensation, increased sales staff and marketing costs.

FAS 123R expense, which is included in both service and support costs and operating expenses, totaled $381,000 in the quarter ended March 31, 2006. There was no comparable expense in 2005.

The operating loss for the quarter was $2.3 million, compared to an operating profit of $1.2 million in the first quarter of 2005.

The net loss for the quarter was $2.2 million, and basic loss per share was $.13 per share, compared to a net profit of $1.3 million and $.08 per share in the first quarter of 2005. Fully diluted earnings per share were $.07 in the first quarter of 2005.

Cash and equivalents totaled $8.2 million on March 31, 2006, compared to $6.8 million on March 31, 2005. Accounts receivable totaled $5.1 million at quarter end, compared to $3.7 million on March 31, 2005.

Business Outlook

“We continue to expect a strong year in 2006. The demand for our unique family of Fast ForWord products continues to grow as represented by our record sales pipelines and strong first quarter results,” said Mr. Bowen. “There is no change in our guidance for the year. Our target is to grow booked sales in the range of 20% to 30% in 2006.”

For the year ending December 31, 2006, revenue is expected to be in the range of $36.0 to $38.0 million, compared to $40.3 million in 2005. The Company expects to report a net loss of between $1.0 and $2.0 million, primarily due to the adoption of FAS 123R which requires the expensing of stock-based compensation. The estimated impact of FAS 123R is $1.7 million. Basic loss per share is expected to be in the range of $.06 to $.12.

“2006 will be the final year of transition in our revenue model. A strategic pricing change in late 2004 has resulted in a higher proportion of revenue recognized on an up front basis. 2005 revenue benefited strongly as well from the large current deferred revenue balance from prior years’ transactions. 2006 revenue will not receive the same benefit from prior period transactions as we saw in 2005,” said Mr. Bowen. “In 2005, revenue was $8.8 million in excess of booked sales. We expect this relationship to reverse in 2006 with revenue $2.0-$3.0 million below booked sales. In 2007, we expect revenue and sales growth to be much more aligned.”

The above targets represent the Company’s current revenue and earnings goals as of the date of this release and are based on information current as of May 11, 2006. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT / 2:00 p.m. PDT on Thursday, May 11, 2006. The conference call will be available live on the Investor Information portion of the Company’s web site at http://www.scilearn.com/investorinfo. The conference call can also be accessed at 888-396-2384 (domestic) or 617-847-8711 (international). The access code “29174088” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning Corporation

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered reading intervention products that build learning capacity by developing the neurocognitive skills required to read and learn effectively. These foundational skills are built through a series of brain-based exercises that create fast, effective, and enduring results. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord products use patented technology and applications of accepted neuroscience principles to help children, adolescents, and adults build the language and reading skills widely recognized as the keys to all learning.

The exercises align with the scientifically based reading-research guidelines and the requirements of the No Child Left Behind Act. The efficacy of the products has been confirmed by independent researchers, by evaluating the results of standardized achievement tests, and by Scientific Learning’s scientists.

For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release and statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results and trends in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the

Company’s SEC reports, including but not limited to the 2005 Report on Form 10-K (Part 1. Item 1. Business), filed March 14, 2006.

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Scientific Learning Corporation
Condensed Statement of Operations
(In thousands)
Unaudited

	Three months ended March 31,

	2006	2005

Revenues:
Products	$5,348	$7,833
Service and support	2,483	2,412

Total revenues	7,831	10,245

Cost of revenues:
Cost of products	320	433
Cost of service and support	1,849	1,360

Total cost of revenues	2,169	1,793

Gross profit	5,662	8,452

Operating expenses:
Sales and marketing	5,379	4,763
Research and development	1,022	933
General and administrative	1,567	1,537

Total operating expenses	7,968	7,233

Operating income (loss)	(2,306)	1,219

Other income from related party	37	12
Interest income (expense), net	95	85

Net income (loss) before income tax	(2,174)	1,316
Income tax provision	—	26

Net income (loss)	$(2,174)	$1,290

Basic net income (loss) per share:	$(0.13)	$0.08

Shares used in computing basic net income (loss) per share	16,797	16,664

Diluted net income (loss) per share:	$(0.13)	$0.07

Shares used in computing diluted net income (loss) per share	16,797	17,671

Scientific Learning Corporation
Condensed Balance Sheet
(In thousands)
Unaudited

	March 31, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$8,196	$9,022
Short term investments	—	3,043
Accounts receivable, net	5,149	3,519
Notes and interest receivable from current and former officers	—	297
Prepaid expenses and other current assets	1,333	1,312

Total current assets	14,678	17,193

Property and equipment, net	624	469
Other assets	996	1,072

Total assets	$16,298	$18,734

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$221	$214
Accrued liabilities	3,428	2,966
Deferred revenue	10,944	11,171

Total current liabilities	14,593	14,351
Deferred revenue, long-term	5,012	5,832
Other liabilities	379	386

Total liabilities	19,984	20,569

Stockholders’ deficit:
Common stock and addditional paid in capital	76,588	76,265
Accumulated deficit	(80,274)	(78,100)

Total stockholders’ deficit:	(3,686)	(1,835)

Total liabilities and stockholders’ deficit	$16,298	$18,734

Scientific Learning Corporation
Condensed Statement of Cash Flows
(In thousands)
Unaudited

	Three months ended March 31,

	2006	2005

Operating Activities:
Net income (loss)	$(2,174)	$1,290
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	97	183
Increase in interest receivable from current and former officers	—	(11)
Stock based compensation	381	94
Changes in operating assets and liabilities:
Accounts receivable	(1,630)	1,971
Prepaid expenses and other current assets	(21)	66
Other assets	11	—
Accounts payable	7	(144)
Accrued liabilities	462	(1,418)
Deferred revenue	(1,047)	(5,518)
Other liabilities	(7)	10

Net cash used in operating activities	(3,921)	(3,477)

Investing Activities:
Purchases of property and equipment, net	(187)	(87)
Maturity of investments	3,043	—
Repayment on officer loan	213	—

Net cash provided by (used in) investing activities	3,069	(87)

Financing Activities:
Proceeds from issuance of common stock, net	26	75

Net cash provided by financing activities	26	75

Decrease in cash and cash equivalents	(826)	(3,489)

Cash and cash equivalents at beginning of period	9,022	10,281

Cash and cash equivalents at end of period	$8,196	$6,792